Exhibit 99.1

For Immediate Release

DIGITAL ALLY RECEIVES $3 MILLION-PLUS ORDER
FROM TURKISH POLICE DEPARTMENT

CONTRACT FOLLOWS PRIOR ORDER FROM
TURKISH GENERAL COMMAND OF GENDARMERIE

OVERLAND PARK, Kansas (October 7, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it has received an order from the Turkish Police department for DVM-750 In-Car Digital Video Systems valued at over three million U.S. dollars.

Working closely with its sales representative in Turkey, Mesan Inc., Digital Ally has been awarded a contract from the General Directorate of Police.  In Turkey, the police forces are responsible for law enforcement in cities and certain other locations, including airports.  Traffic police are responsible for the safety of transportation and also work with the registration of vehicles.  The Turkish Police also play a large role in important intelligence and counter-terrorist operations.

The order for DVM-750 systems is expected to be shipped to the General Directorate of Police in the fourth quarter of 2009.  This first substantial order from a foreign country for Digital Ally’s new DVM-750 system illustrates the acceptance and appeal of the new features incorporated into the product, not only in the United States, but internationally as well.

As announced several weeks ago, Digital Ally, through its sales representative, Mesan, Inc., was awarded a smaller initial contract in July 2009 for DVM-500 Plus In-Car Digital Video Systems from the Turkish Gendarmerie, a branch of the Ministry of Interior that is responsible for the maintenance of public order in areas that fall outside the jurisdiction of police forces.  The Gendarmerie, an armed security and law enforcement agency that is military in nature, is also responsible for internal security and general border control.  The DVM-500 Plus systems have already been shipped and will be placed into service in the Istanbul district.

“We are very pleased to announce these initial orders from Turkey, which illustrate how our expanding international presence and positive feedback from satisfied customers continue to broaden the Company’s customer base in a growing number of countries,” commented Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Once the DVM systems have been deployed and their effectiveness is demonstrated in the field, we expect to receive additional orders from both Turkish law enforcement agencies.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; whether the Company will receive additional orders from Turkish law enforcement agencies; the degree to which the interest in the Company’s DVM-750 will translate into sales; the Company’s ability to increase revenue and return to profitability in the current economic climate; the impact that the various government stimulus programs will have on equipment purchases by law enforcement agencies; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the six months ended June 30, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com